                                                                   EXHIBIT 3.01


                           FIRST AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ONI SYSTEMS CORP.





                                   ARTICLE I

     The name of the corporation is ONI Systems Corp.


                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.



                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

     (A) Classes of Stock.  The corporation is authorized to issue two classes
         ----------------
of shares to be designated respectively Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of Common Stock the corporation shall have authority to issue is 185,000,000 shares, $0.0001 par value per share, and the total number of shares of Preferred Stock the corporation shall have authority to issue is 80,309,408 shares, $0.0001 par value per share.

     (B) Series of Preferred Stock.  The Preferred Stock authorized in Article
         -------------------------
IV, Section A above shall be divided into five series as follows: Twenty-Five Million Seventy-Three Thousand Four Hundred Thirty-Six (25,073,436) shares shall be designated as "Series B Preferred Stock," Two Million Seven Hundred Thirty-Three Thousand Three Hundred and Thirty-Two (2,733,332) shares shall be designated as "Series C Preferred Stock," Four Million Nine Hundred Sixty-Nine Thousand One Hundred Forty-Eight (4,969,148) shares shall be designated as "Series D Preferred Stock," Twenty-Six Million Two Hundred Eighty-Four Thousand Twenty-Four (26,284,024) shares shall be designated as "Series E Preferred Stock," Eight Million Two Hundred Forty-Nine Thousand Four Hundred Sixty-Eight (8,249,468) shares

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shall be designated as "Series F Preferred Stock," and Thirteen Million
(13,000,000) shares shall be designated as "Series G Preferred Stock." The rights, preferences, privileges and restrictions granted to and imposed upon the respective classes and series of the corporation's capital stock are set forth under Article IV, Section C.

     (C) Rights, Preferences and Privileges of Capital Stock.  The rights,
         ---------------------------------------------------
preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:


     i.  Dividends.  The holders of record of Common Stock (the "Common
         ---------
Holders") and the holders of record of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (the "Preferred Holders") shall be entitled to receive, on a pari passu and an as-converted to Common Stock basis, dividends out of funds legally available therefor, when, as, and if declared by the Board of Directors, provided that the Preferred Holders shall be entitled to receive a non-cumulative, preferential dividend, the amount of which is equal to ten percent (10%) of their respective Preferred Liquidation Preference (as defined herein). Such preferential dividends shall be non-cumulative and no rights shall accrue to the Preferred Holders by reason of the fact that such dividends are not declared in any period.

     ii.  Liquidation Preferences.
          -----------------------

          (a) In the event of any Liquidation Event (as defined herein), the holders of record of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, $0.2355338295 per share of Series B Preferred Stock, $0.75 per share of Series C Preferred Stock, $0.881525 per share of Series D Preferred Stock, $0.9125 per share of Series E Preferred Stock, $1.8183 per share of Series F Preferred Stock and $6.3175 per share of Series G Preferred Stock, respectively, plus any declared but unpaid dividends (the "Preferred Liquidation Preference"). If upon the occurrence of a Liquidation Event, the assets and funds to be distributed among the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall be insufficient to permit the payment of the full Preferred Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock in proportion to the full preferential amount each such holder is entitled to receive pursuant to the Preferred Liquidation Preference.

          (b) A "Liquidation Event" shall mean: (i) any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily; (ii) the merger, consolidation or reorganization of the Corporation with or into any other corporation or corporations, in a transaction in which more than 50% of the voting power of the Corporation is transferred by the existing shareholders of the Corporation; or (iii) a sale of all or substantially all of the assets of the Corporation, provided that this Section IV(C)(ii)(b) shall not apply to a

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merger effected exclusively for the purpose of changing the domicile of the
Corporation.

          (c) Solely in the event of a Liquidation Event which occurs prior to December 21, 2000 (a "Participating Liquidation Event"), then, after the full Preferred Liquidation Preference has been paid on all outstanding shares of Preferred Stock, any remaining funds and assets of the Corporation legally available for distribution to shareholders shall be distributed ratably among the holders of record of Common Stock, Series F Preferred Stock and Series G Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, (where, for this purpose, holders of shares of Preferred Stock will be deemed to hold (in lieu of their Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to Section IV(C)(v)) until such time (with respect to each series of Preferred Stock) as each holder of the shares of such Series F Preferred Stock and Series G Preferred Stock shall have received, in distributions made under this Section IV(C)(ii)(c), the Participation Amount (as defined below) for each then outstanding share of such series of Preferred Stock. The "Participation Amount" shall be equal to $1.8183 per share with respect to Series F Preferred Stock and $6.3175 per share with respect to Series G Preferred Stock.

          (d) After the full Preferred Liquidation Preference has been paid on all outstanding shares of Preferred Stock pursuant to Section IV(C)(ii)(a) and, if applicable, the holders of Preferred Stock shall have received their full Participation Amount pursuant to Section III(C)(ii)(c), any remaining funds and assets of the Corporation legally available for distribution to shareholders shall be distributed ratably among the holders of Common Stock.


          (e) Notwithstanding anything in this Article IV to the contrary, as authorized by Section 151 of the Delaware General Corporation Law, the Corporation may make distributions in connection with repurchases by the Corporation of shares of Common Stock issued to or held by employees, directors or consultants of or to the Corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase at cost between the Corporation and such persons.

     iii.  Voting Rights.   Except as otherwise required by law, the holder of
           -------------
each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the determination of the shareholders entitled to vote on such matters, or if no such record date is established, at the date such vote is taken or written consent of shareholders is solicited and shall have voting rights and powers corresponding to the voting rights and powers of Common Stock. Except as otherwise required by law or as otherwise set forth herein, the holder of each share of Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation. The holders of Common Stock shall be entitled to the number of votes equal to the number of shares held. Fractional shares shall not, however, be permitted any fractional voting rights resulting from the above formulas.
Such fractional shares shall be rounded to the nearest whole number (with one-half being rounded down). The number of members of the Board of Directors shall be six. Four directors shall be elected by the holders of record of the Series B Preferred Stock, Series C Preferred Stock and Series E
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Preferred Stock voting as a separate class, one director shall be elected by the holders of record of the Common Stock voting as a separate class, and one director shall be elected by the holders of record of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Common Stock voting together as a single class. A director may be removed only by the holders of the class or classes of capital stock, as the case may be, who elected such director, and a successor to fill any position on the Board of Directors shall be filled exclusively by a vote of such class or classes of capital stock, as the case may be, that elected the director that previously filled that position.

     iv.  Certain Taxes.  The Corporation shall pay any and all issuance and
          -------------
other taxes (excluding any federal or state income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of the Preferred Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock to which such issuance relates were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or it is established to the satisfaction of the Corporation that such tax has been paid.

     v.  Conversion.  The Preferred Holders shall have conversion rights as
         ----------
follows (the "Conversion Rights"):


          (a) Right to Convert; Automatic Conversion.
              --------------------------------------

              (i) Subject to Section IV(C)(v)(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock determined as set forth below.

          Each share of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing their respective Preferred Liquidation Preference by the applicable Conversion Price, determined as hereafter provided, in effect at the time of conversion. The initial "Conversion Price" for a series shall be the per share Preferred Liquidation Preference for such series; provided, however, that such Conversion Price shall be subject to other adjustments as set forth below.

              (ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price immediately upon the occurrence of the first of the following:

                     (A) Upon the closing of the sale of the Corporation's Common Stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public in which the Corporation receives not less than

$20,000,000 (net of underwriters commissions and expenses) (a "Qualified IPO").

              (B) The approval of such conversion by the written consent of the holders of 66-2/3% of the then-outstanding shares of Preferred Stock, voting together as a single class.

          (b) Mechanics of Conversion.  Before any holder of shares of Preferred
              -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided above. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (c) Conversion Price Adjustments.  The Conversion Price of each series
              ----------------------------
of the Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) (A) If at any time after the date on which the Corporation first issues each series of Preferred Stock, the Corporation shall issue any Additional Stock (as defined herein) without consideration or for a consideration per share less than the Conversion Price for a given series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then such Conversion Price in effect immediately prior to each such issuance shall (except as otherwise provided in this clause (i)) be adjusted to:

              the Conversion Price determined by dividing (X) an amount equal to the sum of (a) the product derived by multiplying the Conversion Price in effect immediately prior to such issue times the number of shares of Common Stock (including shares of Common Stock deemed to have been issued upon conversion of the outstanding Preferred Stock or otherwise under Section IV(C)(v)(c)(i)(E)), outstanding immediately prior to such issue, plus (b) the consideration, if any, received by or deemed to have been received by the Corporation upon such issue, by (Y) an amount equal to the sum of (c) the number of shares of Common Stock (including shares of Common Stock deemed to have been issued upon conversion of the outstanding Preferred Stock or otherwise under Section IV(C)(v)(c)(i)(E)), outstanding immediately prior to such issue, plus (d) the number of shares of Common Stock issued or deemed to have been issued in such issue.

                 (B) No adjustment of the Conversion Price for Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustment that is not required to be made by reason of this sentence shall be carried forward and taken into account in

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any subsequent adjustment (at such time as an adjustment otherwise required by this Section IV(C)(v)(c), together with all prior carried forward adjustments, would cause an adjustment to the Conversion Price that is greater than or equal to one cent per share). Except to the limited extent provided for in Sections IV(C)(v)(c)(i)(E)(3), IV(C)(v)(c)(i)(E)(4) and IV(C)(v)(c)(iv), no adjustment of such Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

          (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

          (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

          (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (where the shares of Common Stock issuable upon exercise of such options or rights or upon conversion or exchange of such securities are not excluded from the definition of Additional Stock), the following provisions shall apply:


              (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections IV(C)(v)(c)(i)(C) and IV(C)(v)(c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

              (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections IV(C)(v)(c)(i)(C) and IV(C)(v)(c)(i)(D));

              (3) In the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change

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resulting from the antidilution provisions thereof, the Conversion Price in effect at the time for Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such options, rights or securities not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities;

                       (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

              (ii) "Effective Date" means the date on which these Amended and Restated Articles of Incorporation are effective.

          "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section IV(C)(v)(c)(i)(E)) by the Corporation after the Effective Date other than:

                    (A) Common Stock issued pursuant to a transaction described in Section III(C)(v)(c)(iii);

                    (B) Common Stock issued or issuable to employees, officers, or directors of, or consultants to, the Corporation, pursuant to an arrangement approved by the Board of Directors;

                    (C) securities issued upon exercise of warrants issued to parties providing the Corporation with equipment leases, real property leases, loans, credit lines, or guarantees of indebtedness in connection with commercial credit arrangements, equipment financings or other similar transactions, and approved by the Board of Directors;

                    (D) securities issued pursuant to the acquisition of another corporation by merger, purchase of all or substantially all of the assets, or other reorganization by the Corporation;

                    (E) Common Stock issued or issuable upon conversion of the shares of Preferred Stock; or

                    (F) securities issued to a customer, strategic corporate partner or potential strategic corporate partner and approved by the Board of Directors.

             (iii) In the event the Corporation should at any time or from time to time subsequent to the effective date of this amendment fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share shall be increased in proportion to such increase of outstanding shares determined by taking Section III(C)(v)(c)(i)(E) into account.

              (iv) If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination, the Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share shall be decreased in proportion to such decrease in outstanding shares.

          (d) Other Distributions.  In the event the Corporation shall declare a
              -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section IV(C)(v)(c)(iii), then, in each such case for the purpose of this Section (d), the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (e) Recapitalizations.  If at any time or from time to time there
              -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section), provision shall be made (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock then outstanding) so that the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall thereafter be entitled to receive, upon conversion of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock such shares or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock after the recapitalization to the end that the provisions of this Section (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of shares of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (f) No Fractional Shares and Certificate as to Adjustments.
              ------------------------------------------------------

              (i) No fractional shares shall be issued upon conversion of shares of Preferred Stock. In lieu of fractional shares, the number of shares of Common Stock to be issued to a Preferred Holder upon conversion of all of the shares being converted of Preferred Stock held by such holder shall be rounded to the nearest whole number.

              (ii) Upon the occurrence of each adjustment of the Conversion Price of any series of Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Preferred Holder with respect to which the Conversion Price is being adjusted a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

          (g) Notices of Record Date.  In the event of any taking by the
              ----------------------
Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution, or right.

          (h) Reservation of Shares Issuable Upon Conversion.  The Corporation
              ----------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (i) Notices.  Any notice required by the provisions of this Section to
              -------
be given to Preferred Holders shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified, and addressed to each holder of record at his address appearing on the stock transfer books of the Corporation.

     vi.  Protective Provisions.  Until (i) the consummation of a Qualified IPO,
          ---------------------
or (ii) at least 35% of each of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred

Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events subsequent to the effective date of this amendment) shall have been converted into Common Stock,

          (a) the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a class:


               (1) amend or repeal any provision of or add any provision to the Corporation's Articles of Incorporation;

               (2) effect a transaction described in Section IV(C)(ii)(b) above;

               (3) declare any dividends on or make any distribution on account of the Common Stock;

               (4) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purposes) any share or shares of Preferred Stock or Common Stock, except for repurchases of Common Stock issued to and held by employees, directors, consultants or other persons performing services for the Corporation or any of its subsidiaries pursuant to agreements providing for the right of such repurchase at cost between the Corporation and such persons upon the occurrence of certain events, such as termination of their employment or services;

               (5) amend any stock option or equity incentive plan to modify the number of shares of the Corporation's stock issuable thereunder; or

               (6) sell or grant any exclusive license to the Corporation's intellectual property without the unanimous approval of the Board of Directors; and

          (b) the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a class, the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting separately as a class, the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting separately as a class, the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting separately as a class, the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, voting separately as a class, and the holders of at least a majority of the then outstanding shares of Series G Preferred Stock, voting separately as a class, authorize or issue, or obligate itself to issue, any other equity security which is, or is convertible into or exercisable for any equity security senior to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred

Stock and Series G Preferred Stock, respectively with respect to voting, dividends, conversion or upon liquidation.

D. For so long as the Corporation is not a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither the Common Stock or Preferred Stock of the Corporation (or any shares of Common Stock or Preferred Stock issued as a result of any stock splits or the like) may be transferred except for transfers:

     (i) which would be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"); provided that any shares of such stock in the hands of any such transferee remain subject to the same restrictions on transfer as they were when held by the transferor;

     (ii) pursuant to an effective registration statement under the Securities Act simultaneously with a registration of such stock of the Corporation under
Section 12 of the Exchange Act;

     (iii)  to the Corporation;

     (iv) to existing stockholders of the Corporation; provided that any shares of such stock in the hands of any such transferee remain subject to the same restrictions on transfer as they were when held by the transferor;

     (v) by gift, bequest or operation of the laws of descent or distribution, provided that any shares of such stock in the hands of the transferee remain subject to the same restrictions on transfer as they were when held by the transferor;

     (vi) to an entity unaffiliated with the Corporation pursuant to the merger, consolidation, stock for stock exchange, tender offer or similar transaction involving the Corporation;

     (vii) to a trust for employees of the Corporation established under a qualified employee benefit plan


     (viii) by a trust to such trust's beneficiaries; provided that any shares of such stock in the hands of any such transferee remain subject to the same restrictions on transfer as they were when held by the transferor; or

     (ix) to an "affiliate" (as defined in the Securities Act) of such stockholder, provided that such affiliate is an "accredited investor" (as defined in Regulation D promulgated under the Securities Act).

                                   ARTICLE V

     The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     (A) The conduct of the affairs of the corporation shall be managed under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

     (B) Notwithstanding the foregoing provision of this Article VI, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (C) Following the closing of the corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

     (D) Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

     (E) Subject to Section 6.5 of the Bylaws of the corporation, following the closing of the Initial Public Offering, stockholders of the corporation holding at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal Bylaws of the corporation.

     Following the closing of the Initial Public Offering, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article VI.



                                  ARTICLE VII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

     Following the closing of the Initial Public Offering, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article VII.